Exhibit 99.1


             G&K Services Reports Fiscal 2006 First Quarter Results; Company Posts 14 Percent Revenue and Earnings Growth;
               Organic Rental Revenue Growth Continues to Improve


     MINNEAPOLIS--(BUSINESS WIRE)--Nov. 1, 2005--G&K Services, Inc. (Nasdaq:GKSRA), today reported record revenue for the first quarter ended October 1, 2005 of $207.9 million, up 14.0 percent over $182.4 million reported in the first fiscal quarter last year. Revenue exceeded expectations due primarily to continued improvement in organic growth.
     Earnings per diluted share totaled $0.49 for the quarter, a 14.0 percent increase compared to $0.43 during the prior-year quarter. Earnings for both quarters reflect the requirement to expense stock options under SFAS 123(r) "Accounting for Stock-Based Compensation." Under this standard, G&K has elected to use the modified retrospective method for transition. As a result, prior-year first quarter financial statements have been adjusted accordingly.
     "Our first quarter results marked a solid start to fiscal 2006, a continuation of the momentum we've created over the past two years," said Richard Marcantonio, G&K's president and chief executive officer. "The results are even more impressive considering the short-term revenue and earnings impact of Hurricanes Katrina and Rita."
     The company reported that both Hurricanes Katrina and Rita had a significant impact on first quarter financial results. The impact was offset by a number of operating and non-operating items.
     The company continues to focus on assisting employees impacted by the hurricanes and assessing the impact of lost customers and damage to property.
     "While we are pleased with our results, we remain concerned with the human impact of Hurricanes Katrina and Rita," Marcantonio said. "Our top priority has been the well-being of our associates and customers. We continue to provide financial assistance and relief efforts to those affected by the hurricanes."

     Income Statement Review

     First quarter revenue from G&K's rental business increased to $194.1 million, up 10.1 percent over the prior-year period. The company's organic industrial rental growth rate was approximately 3 percent in the first quarter, an improvement of 50 basis points compared to the organic growth rate in the fourth quarter of fiscal 2005 and 500 basis points compared to the prior-year period. The company's growth initiatives continue to drive improvements in organic rental revenue growth. Direct sale revenue increased to $13.9 million, up 126.0 percent over the prior-year quarter and up approximately 11 percent on an organic basis. The growth of direct sale revenue for the quarter was driven by the acquisition of the Lion Uniform Group and stronger organic growth in G&K's direct sale unit. The organic growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.
     Gross margin from rental operations for the quarter was 35.8 percent compared to 37.0 percent in the prior-year period. Gross margin for the quarter declined due to higher energy costs, costs associated with new customer growth and the impact of the hurricanes. Gross margin from direct sales was 26.5 percent compared to 20.3 percent in the prior-year period. This increase was due primarily to improved efficiencies from higher volume.
     Selling, general and administrative expenses were 21.0 percent of consolidated revenue for the quarter, down from 21.6 percent in the year-earlier period. In absolute dollars, selling, general and administrative expenses were up 11.3 percent over the prior-year period due to the company's investment in growth oriented initiatives, additional expenses related to acquired businesses and costs associated with hurricane relief efforts.
     The effective tax rate for the first quarter declined to 34.7 percent from
37.5 percent in the year-earlier period due to reductions of taxes previously provided and a favorable mix of income earned in various taxing jurisdictions, including foreign operations, with different tax rates.

     Balance Sheet and Cash Flow Statement Review

     As of October 1, 2005, the Company had cash of $18.3 million and a total debt to total capitalization ratio of 32.5 percent. Total stockholders' equity increased to $500.8 million.
     Cash provided by operating activities was $7.3 million for the quarter compared to $14.7 million in the first quarter of fiscal 2005. Cash provided from operations was down compared to the prior-year period due to working capital needed to support organic growth and incentive compensation payments in connection with fiscal 2005 performance. Cash used for property, plant and equipment during the quarter totaled $8.5 million.

     Outlook

     The company expects fiscal 2006 second quarter revenue to range from $213.0 million to $216.0 million and earnings per diluted share from $0.44 to $0.47. The revenue guidance represents continued improvement in the company's rental organic growth rate, additional revenue from a recent acquisition and increased direct sale revenue from the company's annual outerwear promotion. The earnings guidance reflects the company's ongoing efforts to improve operational efficiency offset by investments in growth initiatives, higher energy costs and the continuing impact from the hurricanes. Second quarter earnings guidance also incorporates the anticipated impact associated with expensing stock options of approximately $0.02 per diluted share. Earnings per diluted share in the second quarter of fiscal 2005, when adjusted for SFAS 123(r), were $0.45.

     Conference Call Information

     The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through December 1, 2005.

     Safe Harbor for Forward-Looking Statements

     Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 2, 2005.

     About G&K Services, Inc.

     Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.



                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                                            For the Three Months Ended
                                            --------------------------
                                             October 1,   October 2,
(U.S. dollars, in thousands, except per         2005         2004
 share data)                                              (Restated)
----------------------------------------------------------------------
Revenues
    Rental operations                          $194,068      $176,291
    Direct sales                                 13,880         6,141
----------------------------------------------------------------------
      Total revenues                            207,948       182,432
----------------------------------------------------------------------
Operating Expenses
    Cost of rental operations                   124,506       111,009
    Cost of direct sales                         10,201         4,896
    Selling and administrative                   43,745        39,314
    Depreciation and amortization                10,599        10,158
----------------------------------------------------------------------
      Total operating expenses                  189,051       165,377
----------------------------------------------------------------------
Income from Operations                           18,897        17,055
    Interest expense                              3,015         2,548
----------------------------------------------------------------------
Income before Income Taxes                       15,882        14,507
    Provision for income taxes                    5,511         5,440
----------------------------------------------------------------------
Net Income                                      $10,371        $9,067
----------------------------------------------------------------------
    Basic weighted average number of shares
     outstanding                                 20,992        20,825
Basic Earnings per Common Share                   $0.49         $0.44
----------------------------------------------------------------------
    Diluted weighted average number of
     shares outstanding                          21,148        21,066
Diluted Earnings per Common Share                 $0.49         $0.43
----------------------------------------------------------------------
Dividends per share                            $ 0.0175       $0.0175




                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries

                                                October 1,   July 2,
                                                   2005       2005
(U.S. dollars, in thousands)                    (Unaudited) (Restated)
----------------------------------------------------------------------
ASSETS
    Current Assets
    Cash and cash equivalents                      $18,331    $15,345
    Accounts receivable, net                        87,268     83,459
    Inventories                                    123,733    121,120
    Prepaid expenses                                16,922     16,587
----------------------------------------------------------------------
         Total current assets                      246,254    236,511
----------------------------------------------------------------------

Property, Plant and Equipment, net                 246,087    243,307
Other Assets                                       425,908    423,351
----------------------------------------------------------------------
                                                  $918,249   $903,169
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
    Current Liabilities
    Accounts payable                               $24,769    $25,695
    Accrued expenses                                69,952     81,523
    Deferred income taxes                            9,226      8,971
    Current maturities of long-term debt             7,882     26,537
----------------------------------------------------------------------
         Total current liabilities                 111,829    142,726
----------------------------------------------------------------------

Long-Term Debt, net of current maturities          233,430    210,462
Deferred Income Taxes                               31,144     30,887
Other Noncurrent Liabilities                        41,032     37,651
Stockholders' Equity                               500,814    481,443
----------------------------------------------------------------------
                                                  $918,249   $903,169
----------------------------------------------------------------------



           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                                            For the Three Months Ended
                                            --------------------------
                                             October 1,   October 2,
                                                2005         2004
(U.S. dollars, in thousands)                              (Restated)
----------------------------------------------------------------------
Operating Activities:
    Net income                                  $10,371        $9,067
    Adjustments to reconcile net income to
     net cash provided by operating
     activities -
    Depreciation and amortization                10,599        10,158
    Stock-based compensation                      1,007           972
    Deferred income taxes                           394           285
    Changes in current operating items,
     exclusive of  acquisitions                 (15,210)       (6,307)
    Other, net                                      148           489
----------------------------------------------------------------------
Net cash provided by operating activities         7,309        14,665
----------------------------------------------------------------------
Investing Activities:
    Property, plant and equipment
     additions, net                              (8,506)          586
    Acquisition of business assets and
     other                                         (832)      (19,864)
----------------------------------------------------------------------
Net cash used for investing activities           (9,338)      (19,278)
----------------------------------------------------------------------
Financing Activities:
    Repayments of long-term debt                 (7,309)      (12,877)
    Proceeds from short-term borrowings,
     net                                         11,600         1,100
    Cash dividends paid                            (369)         (365)
    Sale of common stock                            658         1,035
----------------------------------------------------------------------
Net cash provided by (used for) financing
 activities                                       4,580       (11,107)
----------------------------------------------------------------------
Increase (Decrease) in Cash and Cash
 Equivalents                                      2,551       (15,720)
Effect of Exchange Rates on Cash                    435           578

Cash and Cash Equivalents:
    Beginning of period                          15,345        26,931
----------------------------------------------------------------------
    End of period                               $18,331       $11,789
----------------------------------------------------------------------


    CONTACT: G&K Services, Inc., Minneapolis
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500
             or
             Shayn R. Carlson, 952-912-5500